Exhibit 99.1

FOR IMMEDIATE RELEASE
December 12, 2006
Contact:
Joseph A. D’Amato
Seneca Gaming Corp.
716-299-1073

SENECA GAMING CORPORATION ANNOUNCES RECORD

2006 FOURTH QUARTER AND FISCAL YEAR END RESULTS

NIAGARA FALLS, NEW YORK (Niagara Territory) – Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its consolidated financial results for the three and twelve months ended September 30, 2006.

SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (the “Nation”) that operates all of the Nation’s Class III gaming operations on the Nation’s territory in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”) and Seneca Territory Gaming Corporation (“STGC”), operates two gaming operations in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino and Hotel”) and Salamanca, New York (Allegany Territory) (“Seneca Allegany Casino”), respectively. SGC, through its third wholly owned subsidiary, Seneca Erie Gaming Corporation (“SEGC”), is constructing a temporary casino on territory located in Buffalo, New York (“Seneca Buffalo Creek Casino”).

Fourth Quarter Fiscal 2006 Financial Results Summary

SGC - Certain (Consolidated) Financial Results. For the three months ended September 30, 2006 and 2005 (the “Fourth Quarter 2006” and “Fourth Quarter 2005”, respectively) total consolidated net revenues were $150.0 million and $119.9 million, respectively, an increase of $30.1 million, or 25%. The overall increase was primarily due to a $25.9 million increase in net gaming revenues from $113.5 million to $139.4 million for the Fourth Quarter 2005 and 2006, respectively, or a 23% increase. SGC’s consolidated

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earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $60.0 million compared to $34.0 million for the Fourth Quarter 2006 and 2005, respectively, an increase of $26.0 million, or 76%. SGC’s consolidated Adjusted EBITDA (EBITDA plus pre-opening costs and non-recurring construction charge) was $62.2 million compared to $48.5 million for the Fourth Quarter 2006 and 2005, respectively, an increase of $13.7 million, or 28%. This increase reflects the favorable financial impact of the opening of our luxury hotel and expanded gaming floor in December 2005 at Seneca Niagara Casino and Hotel.

SGC reported consolidated net income of $41.7 million for the Fourth Quarter 2006 against consolidated net income of $20.7 million in the Fourth Quarter 2005, an increase of $21.0 million, or 101%. The increase in consolidated net income was primarily due to the positive financial impact of the luxury hotel opening at Seneca Niagara Casino and Hotel, along with the $13.3 million effect of the non-recurring construction charge in 2005. Our consolidated Fourth Quarter 2006 net revenues, EBITDA and net income are record results for any quarter since our opening of the Seneca Niagara Casino on December 31, 2002.

Seneca Niagara Casino and Hotel - Certain Financial Results.  Net gaming revenues for the Seneca Niagara Casino and Hotel were $96.9 million and $73.5 million in the Fourth Quarter 2006 and 2005, respectively, an increase of $23.4 million, or 32%. Total net revenues in the comparative periods increased by $27.6 million, from $78.1 million to $105.7 million, or 35%. Seneca Niagara Casino and Hotel’s EBITDA was $46.1 million compared to $20.9 million for the Fourth Quarter 2006 and 2005, respectively, an increase of $25.2 million or 120%. The 2005 EBITDA amount includes a $10.0 million non-recurring construction charge. Adjusted EBITDA for Seneca Niagara Casino and Hotel was $46.1 million and $31.2 million during the Fourth Quarter 2006 and 2005, respectively, or an increase of $14.9 million, or 48%. This increase was primarily due to the favorable financial impact of opening SNFGC’s luxury hotel and expanded gaming floor, permitting us to increase our marketing efforts by attracting patrons from a wider geographic area, with a higher gaming budget, and for a longer stay.

Seneca Allegany Casino - Certain Financial Results. During the Fourth Quarter 2006 and 2005, Seneca Allegany Casino had net gaming revenues of $42.5 million and $40.0 million, respectively, an increase of $2.5 million, or 6%. Total net revenues for Seneca Allegany Casino during the comparative periods were $44.3 million and $41.8 million, respectively, an increase of $2.5 million, or 6%. Seneca Allegany Casino generated $16.0 million of EBITDA in the Fourth Quarter 2006, compared to $14.4 million in the Fourth Quarter 2005, an increase of $1.6 million, or 11%. Included in the 2005 Financial Results is STGC’s $3.3 million portion of the non-recurring construction charge noted above. Adjusted EBITDA for STGC for the Fourth Quarter 2006 and 2005 was $16.4 million and $17.7 million, respectively, a decrease of $1.3 million or 7%. The primary reason for the Adjusted EBITDA decrease was an increase in cost allocations from SNFGC, pre-opening costs associated with our permanent casino and 212-room hotel planned to open in December 2006 and March 2007, respectively, certain employee benefits costs and the impact on the entrance to our current facility from construction of the permanent casino and 212-room hotel in 2006.

Twelve Months Fiscal 2006 Financial Results Summary

SGC - Certain (Consolidated) Financial Results  For Fiscal 2006 and 2005 consolidated net revenues were $522.5 million and $449.2 million, respectively, an increase of $73.3 million, or 16%. Consolidated net gaming revenues during the comparative periods also increased from $424.9 million to $490.0 million, an increase of $65.1 million, or 15%. Consolidated EBITDA increased to $189.8 million from $157.1 million during the comparative periods, an increase of $32.7 million, or 21%. Consolidated Adjusted EBITDA was $199.3 million, an increase of $27.3 million or 16% over the prior year’s results. Consolidated net income was $123.4 million for Fiscal 2006, a $77.9 million increase from Fiscal 2005. The increase in net income was primarily due to the strong favorable financial impact of the opening of our luxury hotel and expanded gaming floor at Seneca Niagara Casino and Hotel in December 2005, as well as non-recurring charges in Fiscal 2005 of (a) $49.2 million, included in Interest Expense, related to the prepayment of SNFGC’s $80 million Term Loan in May 2005 and (b) the $13.3 million non-recurring construction charges. Our consolidated Fiscal 2006 net revenues, EBITDA and net income are record results for any fiscal year since our opening of the Seneca Niagara Casino on December 31, 2002.

Seneca Niagara Casino and Hotel - Certain Financial Results. Seneca Niagara Casino and Hotel’s total net revenues were $365.8 million and $306.0 million for Fiscal 2006 and 2005, respectively, an increase of $59.8 million, or 20%. Net gaming revenues were $339.7 million and $288.5 million during the comparative periods, an increase of $51.2 million, or 18%. Seneca Niagara Casino and Hotel generated EBITDA of $140.6 million and $111.5 million for Fiscal 2006 and 2005, respectively, an increase of $29.1 million, or 26%. The increase primarily resulted from the impact of the opening of the luxury hotel and expanded gaming floor in December 2005, along with SNFGC’s $10.0 million portion of the non-recurring construction charges in 2005. Adjusted EBITDA for SNFGC was $145.7 and 122.1 for Fiscal 2006 and 2005, respectively, an increase of $23.6 million, or 19%.

Seneca Allegany Casino - Certain Financial Results. Seneca Allegany Casino’s total net revenues were $156.7 million and $143.2 million for Fiscal 2006 and 2005, respectively, an increase of $13.5 million, or 9%. Net gaming revenues for the same comparative periods were $150.3 million and $136.4 million, respectively, an increase of $13.9 million, or 10%. EBITDA for Fiscal

2006 and 2005 was $54.9 million and $48.3 million, respectively, an increase of $6.6 million, or 14%. Adjusted EBITDA for Fiscal 2006 and 2005 was $55.3 million and $51.6 million, respectively, an increase of $3.7 million, or 7%.

John Pasqualoni, President and Chief Executive Officer of SGC, stated:  “Our gaming operations continue to generate excellent operating results, setting quarterly and annual net gaming revenues, EBITDA and net income records. During Fiscal 2006, we generated Adjusted Consolidated EBITDA (as defined above) and Adjusted Consolidated EBITDA margin of $199.3 million and 38%, respectively. I am very pleased with the extremely positive guest response to our luxury hotel and related amenities at Seneca Niagara Casino and Hotel that opened completely on March 31, 2006, as well as the continued strong performance at Seneca Allegany Casino during its on-going construction activities. The luxury hotel at Seneca Niagara Casino and Hotel, with its first-class amenities, has allowed us to more aggressively market to, and attract higher-value gaming patrons, and to increase our market penetration to a broader geographic region. Despite construction disruption to our Seneca Allegany Casino, I am pleased with the property’s performance. I anticipate that with the opening of the permanent casino in December 2006, and the 212-room resort hotel and its amenities by the end of March 2007, operating performance at Seneca Allegany Casino and Hotel will improve. In November 2006 we commenced construction of our temporary casino on the Nation’s territory in Buffalo, New York, planned to open in the Spring of 2007. With the purchase of Fulton Street from the City of Buffalo, we expect to finalize our grand plans for our permanent Seneca Buffalo Creek Casino. Finally, I am thankful for the dedication and commitment of our nearly 4,000 employees, who are an integral part of our success.”

Expansion Projects

During Fiscal 2006, SGC spent $203.7 million for construction and the purchase of property and equipment, including $143.5 million at Seneca Niagara Casino and Hotel and $59.2 million at Seneca Allegany Casino.

Seneca Niagara Casino’s gaming expansion and luxury hotel with its amenities was completely opened on March 31, 2006.

The construction of the resort hotel and permanent gaming facility at Seneca Allegany Casino commenced on October 29, 2005. The new gaming floor is expected to open in late December 2006, and the resort hotel and related amenities are planned to be open by the end of March 2007.  The estimated cost to construct and equip the resort hotel is between $156.0 and $167.0 million.

The ground breaking for the Seneca Buffalo Creek Casino occurred on December 8, 2005. In order to ensure full compliance with the provisions of the Compact with New York State, we have finalized plans to construct a temporary casino, with approximately 125 slot machines and a snack bar, which is expected to open in the Spring of 2007.  We are also finalizing our plans for the permanent Seneca Buffalo Creek Casino.

As of September 30, 2006, SGC had cash and cash equivalents of $78.2 million and short-term investments of $62.3 million.

Barry E. Snyder, Sr., Chairman of the SGC Board of Directors commented:  “During Fiscal 2006, we continued to make substantial commitments of capital to upgrade, improve and expand our gaming operations. We completely opened our luxury hotel at the Seneca Niagara Casino and Hotel, with all its amenities, on March 31, 2006. Construction of our 212-room resort hotel and permanent gaming facility at Seneca Allegany Casino continues, and we expect to have the permanent casino floor opened by the end of December 2006, with the hotel, restaurants and other amenities opened by March 31, 2007. We recently successfully completed negotiations with the City of Buffalo for the purchase of Fulton Street in Buffalo, which will allow us to build a permanent casino on the Seneca Buffalo Creek Territory with the grand design and first class amenities that the Seneca Nation and Seneca Gaming Corporation has previously demonstrated with its existing facilities. Finally, we are in the process of developing a master plan for our Niagara and Allegany properties that will guide us in our future endeavors to develop our facilities into the premier gaming and entertainment venues in the Western New York region.”

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA (used in this press release) as EBITDA plus pre opening expense and the non-recurring construction charges. SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited. EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Information

This press release contains certain forward-looking information intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These may be generally identified by the context of certain statements or the use of forward-looking terminology, such as “believes”, “estimates”, “anticipates”, “intends”, “plans”, “expects”, “scheduled”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management. Similarly, statements that describe our plans or goals are all forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements contained in this earnings release, including, but not limited to our revised estimates regarding costs and completion of current construction projects, our ability to open the permanent gaming facility at Seneca Allegany Casino on schedule, our ability to open our temporary Seneca Buffalo Creek Casino in calendar year 2007, and our ability to construct and open our planned permanent Seneca Buffalo Creek Casino. Additional information concerning potential factors that could affect SGC’s financial conditions, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if the date is not stated, as of this press release date.

Earnings Conference Call

The Chairman of the Board Barry E. Snyder and Seneca Gaming Corporation senior management will host an earnings conference call for investors and other members of the financial community on December 19, 2006 at 2:00 PM. Interested parties may participate in this call by dialing 800-862-9098, pass code SENECA. A rebroadcast of this earnings conference call will be available for 14 days by dialing 800-753-6120 and pass code SENECA.

Contact: Joseph A. D’Amato, Chief Operating Officer for additional information at 716-299-1073.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	September 30,
	2006	2005
Assets

Current assets:
Cash and cash equivalents	$78,195	$142,467
Short-term investments	62,300	96,091
Receivables from affiliates	410	875
Other receivables, net	2,139	1,979
Inventories	2,734	2,095
Other current assets	6,268	6,437

Total current assets	152,046	249,944

Property and equipment, net	615,207	430,418
Restricted cash	25,800	—
Other long-term assets	47,323	18,486

Total assets	840,376	698,848

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	4,939	3,898
Construction payables - SCMC	52,489	10,894
Other construction payables	—	23,341
Distributions payable to Nation	24,000	—
Exclusivity fees payable	7,263	5,717
Accrued interest	15,104	14,218
Customer point liability	11,632	10,682
Accrued regulatory costs	14,700	9,347
Other current liabilities	26,271	17,974

Total current liabilities	156,398	96,071

Long-term debt	494,347	493,352

Total liabilities	650,745	589,423

Capital:
Retained earnings	189,631	109,425

Total liabilities and capital	$840,376	$698,848

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)  ($000’s omitted)

	Year Ended September 30,
	2006	2005	2004

Revenues:
Gaming	$519,620	$440,156	$337,536
Food and beverage	50,141	41,689	31,358
Lodging	10,654	—	—
Retail, entertainment and other	19,940	16,955	11,797
Less: promotional allowances	(77,861)	(49,647)	(24,295)
	522,494	449,153	356,396

Expenses:
Gaming	129,396	114,746	92,531
Food and beverage	43,485	34,877	26,387
Lodging	6,131	—	—
Retail, entertainment and other	11,668	10,418	7,184
Advertising, general and administrative	131,997	117,188	91,552
Pre-opening costs	9,478	1,509	4,228
Depreciation and amortization	38,992	26,295	17,638

Total operating expenses	371,147	305,033	239,520

Operating income	151,347	144,120	116,876
Other non-operating expenses	(558)	(13,301)	—
Interest income	5,814	5,116	1,535
Interest expense	(33,198)	(90,366)	(33,702)

Net income	$123,405	$45,569	$84,709

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)  (‘000’s OMITTED)

	Year Ended September 30,
	2006	2005	2004
Cash flows relating to operating activities:

Net income	$123,405	$45,569	$84,709
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	38,992	26,295	17,638
Amortization of deferred financing costs and debt discount	3,196	2,445	1,735
Provision for bad debts	349	171	96
Write-off of acquisition costs	135	2,468	—
Fair market value adjustment of interest rate cap	—	177	1,328
Other	40	1,315	(264)
Change in operating assets and liabilities:
Current assets	(514)	(4,947)	(1,713)
Long-term assets	—	(149)	(1,287)
Current liabilities	16,235	(25,692)	41,561

Net cash provided by operating activities	181,838	47,652	143,803

Cash flows relating to investing activites:
Purchases of property and equipment	(203,729)	(171,011)	(168,704)
Land acquisition costs	(38,012)	(1,673)	(12,036)
Payment to collateralize letter of credit	(25,800)	—	—
Refund of deposits	168	700	—
Sales (purchases) of investments, net	33,791	(20,163)	(57,963)

Net cash used in investing activities	(233,582)	(192,147)	(238,703)

Cash flows relating to financing activities:
Proceeds from long-term debt	—	193,000	341,966
Repayment of long-term debt	—	(80,325)	(46,916)
Payments to sinking fund, net	—	(11,917)	(6,048)
Purchase of interest rate caps	—	—	(2,188)
Proceeds from sale of interest rate caps	—	683	—
Payment of deferred financing costs	(682)	(4,982)	(11,937)
Distributions paid to the Nation	(11,846)	(21,092)	(28,010)

Net cash (used in) provided by financing activities	(12,528)	75,367	246,867

Net (decrease) increase in cash	(64,272)	(69,128)	151,967

Cash balances:
Beginning of period	142,467	211,595	59,628

End of period	$78,195	$142,467	$211,595

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended September 30, 2006

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$34,464	$12,838	$(2,065)	$(3,502)	$41,735
Depreciation	8,111	2,492	—	—	10,603
Interest, net	3,522	680	262	3,189	7,653

EBITDA	46,097	16,010	(1,803)	(313)	59,991
Pre-opening costs	10	362	1,803	—	2,175

Adjusted EBITDA	$46,107	$16,372	$—	$(313)	$62,166

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended September 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$15,469	$10,743	$(899)	$(4,582)	$20,731
Depreciation	4,580	2,324	—	—	6,904
Interest, net	891	1,336	46	4,122	6,395

EBITDA	20,940	14,403	(853)	(460)	34,030
Non-recurring construction charge	10,043	3,258			13,301
Pre-opening costs	266	—	853	—	1,119

Adjusted EBITDA	$31,249	$17,661	$—	$(460)	$48,450

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Fiscal Year Ended September 30, 2006

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$102,239	$41,000	$(4,873)	$(14,961)	$123,405
Depreciation	29,207	9,785	—	—	38,992
Interest, net	9,129	4,097	936	13,222	27,384

EBITDA	140,575	54,882	(3,937)	(1,739)	189,781
Pre-opening costs	5,141	392	3,945	—	9,478

Adjusted EBITDA	$145,716	$55,274	$8	$(1,739)	$199,259

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Fiscal Year Ended September 30, 2005

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$27,736	$34,748	$(1,029)	$(15,886)	$45,569
Depreciation	17,853	8,442	—	—	26,295
Interest, net	65,864	5,064	164	14,158	85,250

EBITDA	111,453	48,254	(865)	(1,728)	157,114
Non-recurring construction charge	10,043	3,258	—	—	13,301
Pre-opening costs	584	48	877	—	1,509

Adjusted EBITDA	$122,080	$51,560	$12	$(1,728)	$171,924